UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 10, 2015

HEAT BIOLOGICS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-35994	26-2844103
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

801 Capitola Drive

Durham, NC  27713

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement.

Underwritten Offering

On March 10, 2015, Heat Biologics, Inc. (the “Company” or “Heat”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (“Aegis”), as representative of the several underwriters named therein (the “Underwriters”), providing for the offer and sale in a firm commitment underwritten public offering (the “Offering”) of 1,640,000 shares of the Company’s common stock, par value $0.0002 per share (the “Common Stock”), at an offering price of $6.50 per share. Pursuant to the Underwriting Agreement, the Company granted to the Underwriters an option for a period of 45 days to purchase up to 246,000 additional shares of Common Stock solely to cover over-allotments, if any. The net proceeds to the Company from the Offering are expected to be approximately $9.6 million, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company, assuming no exercise by the Underwriters of their option to purchase additional shares of Common Stock. The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions.

The shares of Common Stock will be issued in the Offering pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-199274), which was declared effective on October 23, 2014, and the base prospectus included therein, as supplemented by the preliminary prospectus supplement, dated March 10, 2015, which was filed with the Securities and Exchange Commission (the “Commission”), and a prospectus supplement, dated March 10, 2015, which was filed with the Commission on March 12, 2015.  The Offering is expected to close on March 16, 2015, contingent upon the satisfaction of customary closing conditions.

The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to that document. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

Use of Proceeds

The Company currently intends to use the net proceeds from the sale of shares of Common Stock in the Offering for general corporate purposes, which may include, among other things, increasing working capital, funding research and development (including clinical trials), vendor payables, regulatory submissions, hiring additional personnel and capital expenditures. In addition, the Company may use a portion of the net proceeds for licensing or acquiring intellectual property to incorporate into its products and product candidates or its research and development programs. The Company may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products; however, the Company has no current commitments or obligations to do so.

Opinion of Counsel

A copy of the opinion of Gracin & Marlow, LLP, New York, New York, relating to the legality of the issuance and sale of the Company’s shares of Common Stock in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01

Other Events.

On March 10, 2015, the Company issued a press release announcing the commencement of the Offering described above as well as a press release announcing the pricing of the Offering. Copies of the press releases are attached as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this Current Report.

Exhibit Number	Description
1.1	Underwriting Agreement, dated March 10, 2015, between Heat Biologics, Inc. and Aegis Capital Corp.
5.1	Opinion of Gracin & Marlow, LLP
23.1	Consent of Gracin & Marlow, LLP (included in Opinion of Gracin & Marlow, LLP filed as Exhibit 5.1)
99.1	Press Release of Heat Biologics, Inc., dated March 10, 2015
99.2	Press Release of Heat Biologics, Inc., dated March 10, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 2015	HEAT BIOLOGICS, INC.

	By:	/s/ Jeffrey A. Wolf
	Name:	Jeffrey A. Wolf
	Title:	Chairman, Chief Executive Officer & President